ARTICLES OF INCORPORATION

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

FILED
2008 MAY 13 PM 4: 27
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE I NAME

The name of the corporation shall be:

Integrated Freight Systems, Inc.

ARTICLE II PRINCIPAL OFFICE

The principal **street** address and mailing address, if different is:

23730 County road 675 Myakka City, Fl. 34251

ARTICLE III PURPOSE

The purpose for which the corporation is organized is:

The Corporation is being organized to conduct any business which is lawful under the laws of the United States of America and the State of Florida.

ARTICLE IV SHARES

The number of shares of stock is:

The Corporation shall be authorized to issue fifty million (50,000,000) shares of common stock, all of one class with a par value of $0.001 per share.

ARTICLE V INITIAL OFFICERS AND/OR DIRECTORS

List name(s), address(es) and specific title(s):

Paul A. Henley, Director and Chief Executive Officer

ARTICLE VI REGISTERED AGENT

The **name and Florida street address** (P.O. Box **NOT** acceptable) of the registered agent is:

Paul A. Henley
23730 County Road 675, Myakka City, Fl. 34251

ARTICLE VII INCORPORATOR

The **name and address** of the Incorporator is:

Paul A. Henley
23730 County Road 675, Myakka City, Fl. 34251

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Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

[signature] May 10, 2008

Signature/Registered Agent Date

[signature] May 10, 2008

Signature/Incorporator Date